Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President and CFO	Vice President, Finance
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 924-9800	(801) 924-9800
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Third Quarter Results

DRAPER, Utah, November 8, 2005 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its third quarter ended October 1, 2005.

Net sales for the third quarter ended October 1, 2005 were $60.9 million, compared to $56.9 million for the comparable quarter of the prior year, a 7% increase.  For the third quarter of fiscal 2005, the Company reported a net loss of $(0.6) million, or $(0.04) per diluted common share, compared to net income of $1.4 million, or $0.10 per diluted common share, for the third quarter of fiscal 2004.

Net sales and operating income for the Company’s US retail business for the third quarter of fiscal 2005 were $55.8 million and $3.4 million, respectively, compared to net sales of $55.0 million and operating income of $5.2 million for the third quarter of fiscal 2004.  Net sales and operating loss for ClearLab, the Company’s international manufacturing business, for the third quarter of fiscal 2005 were $6.0 million and $(1.4) million, respectively, compared to net sales of $1.9 million and an operating loss of $(2.1) million for the third quarter of fiscal 2004.  ClearLab’s results for the third quarter of fiscal 2005 include $1.0 million in license fees from the Company’s Japanese license agreement.

The Company’s gross margin decreased to 38.0% for the third quarter of fiscal 2005 from 38.7% in the third quarter of fiscal 2004.  The gross margin for the US retail business decreased to 39.3% for the third quarter of fiscal 2005 from 40.5% in the third quarter of fiscal 2004.  The Company expects US retail gross margin for the fourth quarter of fiscal 2005 to be consistent with the gross margin for the third quarter of fiscal 2005.

Advertising expenses for the third quarter of fiscal 2005 were $6.6 million, or 10.9% of net sales, compared to $6.5 million, or 11.5% of net sales, for the comparable quarter of the prior year.  Legal and professional expenses for the third quarter of fiscal 2005 were $1.2 million compared to $1.0 million for the third quarter of the prior year.

Research and development spending as a percentage of net sales was 0.7% for the third quarter of fiscal 2005 down from 1.0% for the third quarter of fiscal 2004.  Other selling, general and administrative expenses as a percentage of net sales increased to 22.2% for the third quarter of fiscal 2005 from 19.0% for the third quarter of fiscal 2004.  For the US retail business, during the third quarter of fiscal 2005, other selling, general and administrative expenses as a percentage of net sales also increased to 19.7% from 17.6% in the third quarter of fiscal 2004.  Other expense for the fiscal 2005 periods increased principally because of unrealized foreign exchange transaction losses related primarily to intercompany loans to ClearLab.

Fourth Quarter and Fiscal 2005 Outlook for US Retail

For the fourth quarter of fiscal 2005, the Company expects US retail net sales of approximately $50 million to $51 million, with operating income of approximately $3.0 million.  For fiscal 2005, the Company expects to achieve US retail net sales of approximately $220 million and US retail operating income of approximately $15 million.  The Company expects advertising expenses of approximately $25 million for fiscal 2005.

Fourth Quarter and Fiscal 2005 Outlook for ClearLab

The Company expects ClearLab to achieve revenue of approximately $6.0 million and an operating loss of approximately $(0.5) million for the fourth quarter of fiscal 2005.  The Company expects fiscal 2005 revenues for ClearLab of approximately $21 million and an operating loss of approximately $(5.9) million for the year.

Outlook

Jonathan Coon, Chief Executive Officer, commented, “Needless to say, these operating results are disappointing.  Our sales have been softer than anticipated.  In addition to lost sales resulting from a disruption to our website when we upgraded to a new version, we believe that two external factors have impacted our ability to acquire and retain customers - the growing problem of ‘doctors only’ lenses and the prescription verification practices of another online seller.  The impact of these external factors is difficult for us to quantify.

“We thought a legislative resolution to ‘doctors only’ lenses was pending.  Unfortunately, the effort to allow all 35 million Americans who wear contacts to separate the purchase of lenses from the eye exam is not yet over.  The US Senate included in an appropriations bill language that would have closed the ‘doctors only’ lenses loophole in the Fairness to Contact Lens Consumers Act (FCLCA) by codifying the consent decrees reached by the attorneys general.  This legislation would have made the terms of the attorneys general settlements, which already apply to 80% of all lenses sold, permanent and extended the same terms to all manufacturers.  Although this language was in the version of the bill passed by the full senate in September, it was not in the final version of the bill passed by both houses at the end of October.

“This setback has delayed a resolution to this practice while at the same time ‘doctors only’ lenses are taking an ever increasing toll on consumers and our business each day that the practice is allowed to continue.  The manufacturer of the most popular ‘doctors only’ lenses announced that sales of their restricted lenses grew 36% in their second quarter and 42% in their third quarter.  This problem is growing at an accelerating rate.  We have talked for more than a year about the impact of ‘doctors only’ lenses on our business.  We are currently turning away thousands of customers each week who want to order lenses which we cannot obtain – lenses which are only sold to eye care providers and retailers affiliated with an eye care provider.

“For anyone new to our business, it is important to understand the history of this problem to appreciate the current situation.  The primary threat to the very existence of our business has always been that, unlike most other health care providers, eye doctors are permitted in all 50 states to sell the products that they prescribe and profit from filling their own prescriptions.

“This conflict of interest has produced a series of anti-competitive and anti-consumer behavior – some of which resulted in litigation by 32 state attorneys general against the three largest (at the time) contact lens manufacturers, the American Optometric Association (AOA), and some individual eye care providers (ECPs).  These lawsuits alleged that the AOA, ECPs, and manufacturers had conspired together to prevent “alternative channel” retailers from competing with eye doctors for the sale of contact lenses.  All of these lawsuits were eventually settled, and all three manufacturers agreed to sell to alternative channels (retailers not affiliated with an ECP).

“Even after the attorneys general lawsuits were settled and the major manufacturers began selling directly to alternative channels including our company, there were still two primary threats to our ability to acquire and retain customers.  First, some eye doctors, in their dual roles as both prescriber and retailer, refused to release or verify prescriptions in an effort to tie the sale of products to the eye exam.  Second, some online sellers did no prescription verification while 1-800 CONTACTS maintained strict verification systems.

“The Fairness to Contact Lens Consumers Act (FCLCA), enacted in December of 2003, sought to deal with both of these issues and create a fair and level playing field with clear rules for both sides – or at least as fair and level a playing field as can be created when eye doctors sell what they prescribe.  The FCLCA struck the right compromise between some eye doctors, who refused to release prescriptions in an effort to maximize their revenue by tying the sale of lenses to the exam, and some online sellers, who tried to maximize their revenue by shipping lenses without verifying prescriptions.  The FCLCA requires eye doctors to release and verify prescriptions and puts clear requirements on non-ECP sellers to verify prescriptions, wait eight business hours for prescribers to respond, and cancel orders if the prescriber informs the seller that the prescription is invalid.

“The FCLCA has the potential to work for eye doctors, consumers, and the industry as a whole.  However, that potential is being threatened by an effort by some in the industry to return to the pre-FCLCA days of ECPs tying sales to exams and online sellers making sales without verifying prescriptions.”

The Company has published a preliminary review of the three largest online sellers’ compliance with the prescription verification requirements of the FCLCA on its website at www.1800contacts.com/compliance.  This review includes a description of a letter the

Company recently received from FTC regarding the Company’s own compliance with the FCLCA as well as its reply in which the Company summarizes a thorough review of its systems.  Although our review showed broad compliance with the FCLCA verification requirements by 1-800 CONTACTS and the second largest online seller, Vision Direct, the study revealed what appears to be a pattern and practice of non-compliance by the third largest online seller, Coastal Contacts.

Joe Zeidner, 1-800 CONTACTS’ general counsel, stated, “We acknowledge in preparing and publishing this review that we are an interested party; however, we were compelled to publish the results of this review for two reasons.  First, the actions detailed in this review are negatively impacting our ability to acquire and retain customers.  Second, as the industry leader, we are often criticized for the actions of others.  Mistakes can happen and no system can ever be perfect.  However, at least during this recent testing period, it appears that Coastal Contacts maintained a pattern and practice that was inconsistent with the prescription verification requirements of the FCLCA and engaged in trade practices that misled consumers.”

Shipping lenses without verifying prescriptions is already covered by the FCLCA with fines of up to $11,000 per occurrence for each violation.  Shipping lenses without verifying prescriptions is already illegal.

Eye doctors tying sales to the exam by prescribing ‘doctors only’ lenses is not prohibited by current FCLCA language and threatens to undermine the benefits that the FCLCA sought to provide to the 35 million Americans who wear contact lenses.

There are four key factors that define the contact lens market:

1.               Contact lenses are medical devices which require a prescription for purchase.

2.               Eye doctors are permitted to sell what they prescribe and profit directly from filling their own prescriptions.

3.               Contact lens prescriptions are brand specific.  A consumer may not choose a different lens after the prescription is issued unless authorized by the prescriber.  In the case of a private label lens sold under many different brand names, the FCLCA allows for substitution of another brand of the same lens made by that same manufacturer.

4.               Manufacturers not subject to the attorneys general consent decrees are free to exploit the conflict of interest of the eye doctor’s dual role as prescriber and retailer.  Manufacturers can and do entice eye doctors to prescribe their lenses by promising eye doctors less competition and higher profits.  Manufacturers do this by agreeing to restrict distribution of ‘doctors only’ lenses only to eye doctors and affiliated retailers.

The Company believes that this combination of factors provides a loophole which allows some eye doctors to avoid the competition intended by the FCLCA.  The mandatory prescription release requirement of the FCLCA was intended to achieve a simple purpose – allow the consumer to separate the purchase of lenses from the eye exam so she can purchase lenses from wherever she chooses.  This principle was endorsed by the AOA.  The AOA said in a written statement, “The AOA has made it crystal clear that consumers should be able to purchase replacement contact lenses from whatever source they wish.”

Jonathan Coon continued, “The effect on a consumer trying to use a ‘doctors only’ prescription for purchase from a non-ECP seller is the same as if the prescription had never been released.  Withholding the prescription is a violation of the FCLCA.  Writing the prescription for lenses which cannot be purchased from non-ECPs is not.  Eye doctors can comply with the letter of the law, but avoid its intended effect – the very definition of a loophole.

“Nearly one in five lenses on the market is already marketed as ‘doctors only’ and sold only to ECPs and ECP affiliated retailers.  Although in the past we have been able to obtain most of these lenses through indirect sources, the number of lenses we cannot obtain increased significantly at the beginning of this year.  The two leading manufacturers of these lenses merged at the end of last year and stepped up their efforts to cut off our suppliers – and make good on their well publicized promises to eliminate competition for their ECP customers.”

These and other companies have produced trade ads, directed to ECPs, which contain the following explicit statements:

“You’ll make more money…since ProClear Compatibles are only available through your practice, you’ll get what you’re looking for; increased patient loyalty and increased profitability.”

“As the only major manufacturer that does not sell to non-professional Internet and mail order resellers, we’re on red alert for market predators who attempt to divert our lenses.”

The largest manufacturer of “doctors only” lenses paid for a 16 page insert in a leading trade magazine which detailed the reason for “doctors only” lenses and how they work - complete with photos and quotes from doctors explaining why they want “doctors only” lenses.  Statements included:

“Outside competition like 1-800 CONTACTS and other Internet providers are gradually siphoning our patients away.  We should be more aggressive as a profession in putting up barriers against that…”

“…I think originally we were fitting lenses like those from CIBA and Bausch and Lomb, and we would get calls from patients and 1-800 CONTACTS asking us for their contact lens prescriptions.  I wanted to use another strategy to prevent that from happening.”

And in the final section entitled “Alternate Channels of Lens Distribution,” an eye doctor is quoted as saying “Obviously, if they do not have access to the Hydrogenics lens, and I’m hoping that they do not have access to it, then that is definitely a determining factor in which lens I’m going to reach for.”

This same manufacturer produced a bar graph in another ad which illustrates the benefit to ECPs of “doctors only” lenses.  This manufacturer claims that refills for lenses made by B&L, CIBA, and J&J (the three manufacturers subject to the attorneys general consent decrees that sell to alternative channels) are only sold by the prescriber 79%, 77%, and 65% of the time, respectively – while refills for this manufacturer’s “doctors only” lenses are sold by the eye doctor 95% of the time.

Jonathan Coon continued, “We are sharing this level of detail in a press release for two reasons – first, so that others can appreciate just how patently offensive these marketing tactics are and just how blatant this practice has become.  Second, so our shareholders understand what we must do next.

“The attorneys general consent decrees with J&J, CIBA, and B&L expire in October of 2006.  Our separate settlement agreement with J&J does not expire until April of 2007.  We have been told verbally by some manufacturers that they intend to continue selling to 1-800 CONTACTS after their settlement agreements expire.  However, we believe there is a risk that continued growth of ‘doctors only’ lenses could compel one or more of these manufacturers to switch back to a ‘doctors only’ distribution strategy for all or some of their lenses.

“Addressing the threat of ‘doctors only’ lenses must be our top priority.  With this in mind, we plan to do what we did when we dealt with the last threat of this magnitude.  We will assume a more defensive posture and make the resolution of this issue the top priority for every member of our team.  As we did in the past, we plan to reduce our advertising spending by $10 to $12 million in 2006.  We plan to use the proceeds from this reduction to fund initiatives to accomplish this goal and to pay down debt.

“Although these defensive actions may produce increased earnings in the short term, cutting advertising by this magnitude is not a long term strategy.  The combination of turning away customers when their ‘doctors only’ lenses cannot be obtained and a reduction in advertising will almost certainly result in lower sales in 2006 than we record in 2005.  In addition, other initiatives, including launching a national store network, will be on hold until this threat has been addressed.  We have signed on a few additional partners recently and will proceed with these market tests, but cannot launch a national network until we can guarantee our ability to service our partners’ customers.

“Despite the difficulty of the current situation and the urgency of the need to address this threat, we expect this issue, like every other issue which has threatened the 35 million Americans who wear contact lenses, to be decided in favor of the consumer.  We believe that Congress meant to provide the benefits of the Fairness to Contact Lens Consumers

Act to all 35 million contact lens wearers – the right to receive their prescription and separate purchase from exam.  The effect on a consumer trying to fill an order from an online seller for a ‘doctors only’ lens is the same as if her prescription had never been released.

“We don’t know which of the four factors (mentioned above) that currently allow sales to be tied to exams will be changed.  We believe manufacturers should be prohibited from enticing prescribers with promises of increased profits from ‘doctors only’ lenses.  We believe the right solution is to codify the attorneys general settlements, which already apply to 80% of the lenses sold and have been market tested for four years.  We believe these settlements should be made permanent and applied to all manufacturers.  Before this is decided, we believe all of these factors will be evaluated - including the unique right of eye doctors to sell what they prescribe, the requirement that contact lenses be sold as medical devices, and the brand specific nature of contact lens prescriptions.”

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells almost all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in international markets.  More information about ClearLab can be found at its website, www.clearlab.com.

This news release contains forward-looking statements about the Company’s future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, governmental regulations, integrations and growth of the Company’s acquisitions into its business, exchange rate fluctuations, advertising spending and effectiveness, the length of time required for completion of the Company’s obligations under the Japanese license agreement, the ability  to complete the milestones under the Japanese license agreement, the amount of license fees and royalties that will ultimately be received under the Japanese license agreement, unanticipated costs and expected benefits associated with the Japanese license agreement and the Company’s supply agreements and related arrangements, development of a nationwide retail optical store network, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, and other regulatory considerations.  Information on the Company’s websites, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Three Quarters Ended
	October 2, 2004	October 1, 2005	October 2, 2004	October 1, 2005
NET SALES	$56,893	$60,858	$157,713	$182,506
COST OF GOODS SOLD	34,889	37,706	97,140	113,178
Gross profit	22,004	23,152	60,573	69,328
SELLING, GENERAL & ADMINISTRATIVE EXPENSES:
Advertising	6,533	6,606	22,572	20,264
Legal and professional	1,026	1,210	4,207	3,400
Research and development	567	426	1,902	2,292
Purchased in-process research and development	—	—	83	—
Other selling, general & administrative	10,789	13,538	31,437	37,359
Total selling, general & administrative expenses	18,915	21,780	60,201	63,315
INCOME FROM OPERATIONS	3,089	1,372	372	6,013
OTHER EXPENSE, net	(216)	(755)	(1,271)	(2,562)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	2,873	617	(899)	3,451
PROVISION FOR INCOME TAXES	(1,520)	(1,191)	(1,102)	(3,801)
NET INCOME (LOSS)	$1,353	$(574)	$(2,001)	$(350)

PER SHARE INFORMATION:
Basic and diluted net income (loss) per common share	$0.10	$(0.04)	$(0.15)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	13,287	13,329	13,254	13,315
Diluted	13,373	13,329	13,254	13,315

OTHER DATA:
Depreciation	$1,076	$1,235	$2,955	$3,405
Amortization	945	1,046	2,675	3,167
Total depreciation and amortization	$2,021	$2,281	$5,630	$6,572
Depreciation and amortization included in the following captions:
Cost of goods sold	$711	$797	$1,833	$2,200
Research and development	23	32	61	85
Other selling, general & administrative	1,287	1,452	3,736	4,287
Total depreciation and amortization	$2,021	$2,281	$5,630	$6,572

SEGMENT INFORMATION:

	Quarter Ended
	October 2, 2004				October 1, 2005
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$54,966	$1,927	$—	$56,893	$55,791	$5,984	$(917)	$60,858
Gross profit (loss)	22,235	(231)	—	22,004	21,928	1,841	(617)	23,152
Research and development	—	567	—	567	—	426	—	426
Other selling, general & administrative	9,701	1,088	—	10,789	10,998	2,540	—	13,538
Income (loss) from operations	5,179	(2,090)	—	3,089	3,367	(1,378)	(617)	1,372

	Three Quarters Ended
	October 2, 2004				October 1, 2005
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$153,159	$4,554	$—	$157,713	$168,924	$14,873	$(1,291)	$182,506
Gross profit (loss)	60,990	(417)	—	60,573	66,972	3,147	(791)	69,328
Research and development	536	1,366	—	1,902	—	2,292	—	2,292
Purchased in-process research and development	—	83	—	83	—	—	—	—
Other selling, general & administrative	28,276	3,161	—	31,437	31,870	5,489	—	37,359
Income (loss) from operations	5,865	(5,493)	—	372	12,159	(5,355)	(791)	6,013

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	January 1, 2005	October 1, 2005
ASSETS
CURRENT ASSETS:
Cash	$3,105	$226
Accounts receivable, net	3,178	4,247
Inventories, net	22,206	27,963
Deferred income taxes	1,328	1,402
Other current assets	3,944	4,624
Total current assets	33,761	38,462
PROPERTY, PLANT AND EQUIPMENT, net	20,618	25,173
DEFERRED INCOME TAXES	720	908
GOODWILL	34,320	35,223
DEFINITE-LIVED INTANGIBLE ASSETS, net	17,897	14,864
OTHER ASSETS	1,669	3,398
Total assets	$108,985	$118,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,632	$1,603
Current portion of capital lease obligations	47	43
Accounts payable and accrued liabilities	22,125	29,658
Total current liabilities	23,804	31,304
LONG-TERM LIABILITIES:
Line of credit	14,404	19,449
Long-term debt, net of current portion	8,170	6,742
Capital lease obligations, net of current portion	98	60
Deferred income tax liabilities	1,458	188
Other long-term liabilities	2,547	736
Total long-term liabilities	26,677	27,175
STOCKHOLDERS’ EQUITY	58,504	59,549
Total liabilities and stockholders’ equity	$108,985	$118,028